Exhibit 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866

November 16, 2006

New Sally Holdings, Inc.

2525 Armitage Avenue

Melrose Park, Illinois 60160

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

Re:	U.S. Federal Income Tax Consequences of the Holding Company Merger, the Special Cash Dividend, the New Alberto-Culver Share Distribution and Related Transactions

Ladies and Gentlemen:

We have acted as counsel to New Sally Holdings, Inc. (“New Sally”), a Delaware corporation, and Alberto-Culver Company (“Alberto-Culver”), a Delaware corporation, in connection with (i) the merger (the “Merger”) of New Aristotle Company, a wholly owned, Delaware subsidiary of New Sally, with and into Alberto-Culver, whereby each share of common stock of Alberto-Culver will be converted into one share of common stock of New Sally (the “New Sally Common Stock”), Alberto-Culver will be the surviving corporation and Alberto-Culver will become a wholly owned subsidiary of New Sally, (ii) the conversion of Alberto-Culver into a Delaware limited liability company (“New Alberto-Culver LLC”), (iii) the distribution by New Alberto-Culver LLC of all of the outstanding shares of common stock of Sally Holdings, Inc. (“Sally”), a Delaware corporation, to New Sally; (iv) the issuance and sale by New Sally to CDRS Acquisition LLC (“Investor”) of shares of New Sally Class A Common Stock and the borrowing by Sally or its subsidiaries of approximately $1.85 billion, (v) the payment by New Sally of a special cash dividend to holders of record of New Sally Common Stock in the amount of $25.00 per share of New Sally Common Stock (the “Cash Dividend”); and (vi) the contribution by New Sally of all of the membership interests of New Alberto-Culver LLC to New Aristotle Holdings, Inc. (“New Alberto-Culver”), a Delaware corporation, and the distribution of all of the issued and outstanding shares of common stock of New Alberto-Culver on a pro rata basis to the holders of record of New Sally Common Stock ((i)-(vi), collectively, the “Transactions”). This opinion letter is being delivered in connection with the Registration Statement on Form S-4 relating to the Transactions filed on November 16, 2006 (the “Registration Statement”) by New Sally with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

New Sally Holdings, Inc.

Alberto-Culver Company

November 16, 2006

In rendering our opinion, we have examined such documents as we have deemed appropriate, including: (i) the Investment Agreement dated as of June 19, 2006 among Alberto-Culver, New Aristotle Company, Sally, New Sally and Investor, (ii) the Separation Agreement dated as of June 19, 2006 among New Sally, Sally, New Alberto-Culver and Alberto-Culver, (iii) the Employee Matters Agreement dated as of June 19, 2006 among New Sally, Sally, Alberto-Culver and New Alberto-Culver, (iv) the Tax Allocation Agreement dated as of June 19, 2006 among New Sally, Sally, New Alberto-Culver and Alberto-Culver ((i)-(iv), in each case as amended to the date hereof, collectively, the “Transaction Agreements”), (v) New Sally’s and Alberto-Culver’s submission to the Internal Revenue Service (“Service”) dated July 25, 2006, and subsequent submissions (collectively, the “Ruling Request”), (vi) the private letter ruling (the “Letter Ruling”) dated as of November 9, 2006 issued in response to the Ruling Request, and (vii) such other agreements relating to the Transactions as we have deemed relevant and necessary. We have also obtained such additional information and representations as we have deemed relevant and necessary. We have relied upon, without independent verification, the representations contained in letters from New Sally, Alberto-Culver, CDRS Acquisition LLC, and certain significant stockholders of Alberto-Culver (the “Significant Stockholders”) delivered to us for purposes of this opinion letter (the “Representation Letters”). We have also obtained information through discussions with Alberto-Culver personnel and participation in meetings of Alberto-Culver’s Board of Directors.

For purposes of rendering this opinion letter, we have assumed, with your consent, the following: (i) original documents submitted to us are authentic, documents submitted to us as copies conform to the original documents and all such documents have been or will be duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness, (ii) the Transactions will be effected in the manner described in the Ruling Request, the Letter Ruling, the Registration Statement and in accordance with the provisions of the Transaction Agreements, (iii) the factual and other statements and representations set forth in the Ruling Request, the Letter Ruling, the Registration Statement and the Representation Letters were when made, and as of the effective date of the Transactions will continue to be, true, correct and complete in all material respects, and any such statement or representation that is qualified by knowledge (or similarly qualified) is true and correct without such qualification, and (iv) the covenants and agreements contained in the Transaction Agreements will be performed without waiver or breach of any material provision.

We have also assumed, with your consent, that the rulings set forth in the Letter Ruling will at all relevant times be in full force and effect and binding on the Service.

Based upon and subject to the foregoing, and subject to the limitations and qualifications set forth herein, the discussion contained in the Registration Statement under the caption “U.S. Federal Income Tax Consequences of the Holding Company Merger, the Special Cash Dividend, the New Alberto-Culver Share Distribution and Related Transactions,” to the extent describing matters of U.S. federal income tax law or legal conclusions with respect thereto, is our opinion. Notwithstanding the foregoing, we note that the discussion under such caption assumes that no

New Sally Holdings, Inc.

Alberto-Culver Company

November 16, 2006

private letter ruling has yet been received. On November 9, 2006, the Service issued the Private Letter Ruling in substantially the form requested in the Ruling Request.

The foregoing opinion is based on the current provisions of the Code and Treasury regulations issued or proposed thereunder, Revenue Rulings and other published releases of the Service and current case law, any of which can change at any time. Any such change could apply retroactively and modify the legal conclusions upon which such opinion is based. The Service or a court may disagree with the conclusions expressed in this letter, or may challenge the adequacy of the substantiation by Alberto-Culver or New Sally of the statements and representations on which we have relied, on which we express no opinion. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the Transactions or on any related transactions.

In rendering the foregoing opinion, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in the legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Transaction Agreements pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so.

We hereby consent to the reference to this opinion letter in the Registration Statement, to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “U.S. Federal Income Tax Consequences of the Holding Company Merger, the Special Cash Dividend, the New Alberto-Culver Share Distribution and Related Transactions” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ SIDLEY AUSTIN LLP